Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of May 1, 2013, by and between Ocean Electric, Inc. a Nevada Corporation (the “Company”) and Ricardo Prats, an individual (the “Executive”), with a residence in the country of Spain.

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions set forth herein.

WHEREAS, as a condition to employment hereby the Company desires to enter into and provide certain protective covenants protecting all subsidiaries and the parent company, Ocean Electric, Inc., a Nevada corporation (“Parent”).

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.

Employment.  The Company hereby employs the Executive, and the Executive hereby accepts such employment and agrees to perform services for the Company, for the period and on the other terms and conditions set forth herein.

2.

Term.  Employment of Executive shall be at will as provided in accordance with Section 8, the initial term of the Executive’s employment hereunder will be for a period of twenty-four (24) months, commencing on May 1th, 2013 (the “Term”).  Employment may be terminated at any time upon 60 days’ notice for any reason by either party, or 45 days before the end of the Term.  The Term shall automatically renew for two year periods at the same compensation, and on an at will basis unless otherwise agreed to by the parties at any time.

3.

Position and Duties.

(a)

The Executive shall serve as Chief Executive Officer of the Company and shall, subject to the control of the Board of Directors of the Company (the “Board”) and of OCEL, be responsible for the general supervision, direction and control of the business, IP and officers of the Company.  The Executive shall have the general duties of management usually vested in the office of chief executive officer and such other related duties as may from time to time be assigned to the Executive by the Board.

(b)

The Executive shall devote substantially all his working time and efforts to the business of the Company except for periods of vacations, illness or disability.  Executive shall not engage in any other businesses that would interfere with his duties for the Company pursuant to this Agreement, provided that nothing contained herein is intended to limit Executive’s right to make passive investments in the securities of publicly-owned or private companies, or to act as consultant, board member or non-executive officer of another entity; provided, however, that such other activities will not interfere or conflict with his duties hereunder or, with the prior written consent of the Board, to sit on the boards of other businesses.

4.

Place of Performance.  In connection with the Executive’s employment by the Company, the Executive shall be based at the principal United States offices of the Company and/or the facilities of the Company in Spain, as requested by the Board from time to time, except for required travel on the Company’s business.

5.

Compensation and Related Matters.

(a)

Base Salary. Executive salary to be set at $12,000 per month.

(b)

Annual Performance Bonus.  The Executive shall be eligible to receive a performance based bonus for each calendar year and partial years (the “Annual Performance Bonus”) during the term of his employment hereunder; the amount of the Annual Performance Bonus may be prorated as appropriate for the Executive’s employment hereunder during partial calendar years.  Any Annual Performance Bonus, including the amount thereof, shall be awarded and paid at the discretion of the Board, based on the Board’s assessment of the Executive’s achievement of milestones for each such calendar year mutually agreed upon by the Board and Executive.  Notwithstanding anything in this Agreement to the contrary, the Executive shall not be eligible to receive an Annual Performance Bonus with respect to any calendar year during the Initial Term of this Agreement if his employment is terminated prior to the expiration of the Initial Term for any reason other than death or Disability.

(c)

Expenses.  During the Term of the Executive’s employment hereunder, the Executive shall receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing his services hereunder, including travel expenses, provided that such expenses are incurred and accounted for substantially in accordance with the policies and procedures established by the Company.  Reimbursement shall be no more than 45 days after compliant expense documentation is submitted to the company accounting department.

(d)

Other Benefits.  The Executive shall be entitled to participate in all of the Company’s benefit plans and arrangements (including without limitation each pension and retirement plan and arrangement, life insurance and health-and-accident plan and arrangement, medical insurance plan, and disability plan) which the Company maintains for its employees generally.

(e)

Vacations.  The Executive shall be entitled to reasonable vacation periods of not less than Fourteen (14) days per year, in additional to 6 personal days and 6 sick days, during which his compensation shall be paid in full.  Such vacations shall be scheduled as the parties reasonably agree.

(f)

Indemnification.   The Company shall indemnify the Executive in the performance of his duties and responsibilities and advance expenses in connection therewith to the maximum extent permitted under Nevada law, the certificate of incorporation and bylaws of the Company and any separate indemnification agreements and insurance to which the Company is a party for the benefit of the Executive.

6.

Confidential Information and Non-Competition. For purposes of Section 6, 7 and 8, the term “Company” shall be and mean, the Company, its subsidiaries, parent OCEL and other entities owned or controlled by Parent.

(a)

In the course of the Executive’s employment with the Company, the Executive will have access to or may develop on his own, certain information belonging to the Company, including, but not limited to any intellectual property, patents, patent applications, research or confidential or secret knowledge or information of the Company or any of its Affiliates (as defined below) which the Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the term of his employment by the Company, whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable), patents, patent applications, provisional patent applications, technologies, intellectual property, financial results or condition, business plans or projections directly or indirectly useful in any aspect of the business of the Company or any of its Affiliates, any confidential customer lists or distributor or supplier lists of the Company or any of its Affiliates, any employee or consultant lists of the Company or any of its Affiliates, any confidential or secret development or research work of the Company or any of its Affiliates, any lists of potential investors or acquisitions contemplated by the Company or any of its Affiliates, any plans, proposals or strategies of the Company or its Affiliates to expand, merge or engage in a business combination or relationship or any other confidential or secret aspects of the business of the Company or any of its Affiliates (collectively, “Confidential Information”)

(b)

The Executive will not, at any time during or after his employment hereunder, divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any Confidential Information.  The Executive acknowledges that any and all Confidential Information constitutes a unique and valuable asset of the Company and its Affiliates, as the case may be, acquired at great time and expense by the Company, its predecessors, and its Affiliates, as the case may be, and that any disclosures or other use of such Confidential Information other than for the sole benefit of the Company or any of its Affiliates would be wrongful and could cause irreparable harm to the Company and its Affiliates.  Confidential Information is considered confidential and trade secret, and it is disclosed to Employee in confidence and as a direct result of Employee’s employment with the Company.  Any information developed in part by the Executive shall be deemed Work for Hire and deemed the sole property and Confidential Information of the Company or its Affiliates, as the case may be and Executive shall have no rights therefore unless agreed to in writing otherwise.  The foregoing obligations of confidentiality, however, will not apply to any Confidential Information which is now public or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Employee.  The term “Affiliate” as used in this Agreement will mean any subsidiary or parent entity of the Company and any other entity under common control with the Company.  For purposes of clarity, this Section 6(b) shall survive the expiration of the provisions of Section 6(c).  The parties further agree that the provisions of this Section 6(b) shall also apply for a period beginning on the date of the termination or other discontinuation of the Executive’s employment with the Company, whether by the Company or the Executive and regardless of the reasons(s) therefore, and ending on the three (3) year anniversary of such date.

(c)

Notwithstanding Section 6(b), in consideration of the Executive’s access to Confidential Information and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, for a period commencing as of the date hereof and ending on the one (1)-year anniversary of the termination of the Executive’s employment with the Company, whether by the Company or the Executive and regardless of the reason(s) therefor:

(i)

The Executive will not, anywhere in the United States or Europe, directly or indirectly engage in, or invest in, own, manage, operate, finance, control, advise, render services to, or guarantee the obligations of any party engaged in, or planning to become engaged in, any business activity that is or may be competitive with the businesses conducted by the Company and its Affiliates; provided, however, that the Executive may purchase or otherwise acquire up to two percent (2%) of any class of any publicly-traded equity securities that is listed on any national or regional security exchange as defined under the United States Federal securities laws, including any level of listing of the Nasdaq National Market System (the foregoing limitation shall not apply to securities of the Company or its Affiliates); and

(ii)

The Executive will not, directly or indirectly, (x) solicit the business of any customer of the Company or any of its Affiliates; (y) cause, induce or attempt to cause or induce any customer, supplier, or other business relation of the Company or its Affiliates to cease doing business with or reduce the amount of business done with the Company or otherwise interfere with any such relationship; or (z) hire or retain any employee of the Company or its Affiliates or otherwise interfere with the Company’s relationships with its employees.

(d)

During the term of his employment under this Agreement, the Executive will not, directly or indirectly, knowingly assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 6 if such activity were carried out by the Executive, either directly or indirectly, and in particular the Executive will not, directly or indirectly, knowingly induce any employee of the Company or any of its Affiliates to carry out, directly or indirectly, any such activity.

7.

Ventures.  If, during the term of this Agreement, the Executive is engaged in or associated with the planning or implementing of any project, program, or venture involving the Company or any of its Affiliates and/or any third party or parties, all rights, including without limitation intellectual property rights, in such project, program, or venture, to the extent that such rights could be claimed by the Executive or the Company or any of its Affiliates, will belong to the Company or its Affiliates.  Except as approved by the Company, the Executive will not be entitled to any interest in such project, program, or venture or to any commission, finder’s fee, or other compensation in connection therewith other than the compensation to be paid to the Executive as provided in this Agreement.

8.

Termination.  The Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a)

Death.  The Executive’s employment shall terminate upon his death.

(b)

Disability.  If, as a result of the Executive’s incapacity due to physical or mental illness (which shall not include alcoholism or drug abuse), the Executive shall have been absent from his duties, without notifying the company, hereunder on a full-time basis for any consecutive Sixty (60) day period, and the Executive shall not have returned to the performance of his duties hereunder on a full-time basis within thirty (30) days after written notice of termination is given (which notice may not be given before the end of such Sixty (60) day period), the Company may terminate the Executive’s employment hereunder (provided Executive has not returned to work by such time).  Such grounds shall be deemed to be “Disability” for purposes of this Agreement.

(c)

Cause.  The Company shall have “Cause” to terminate the Executive’s employment hereunder at any time upon:

(i)

the willful and continuing mismanagement by the Executive of the business and affairs of the Company (except for any such act resulting from the Executive’s incapacity due to Disability), after written notice is delivered that reasonably identifies the manner in which the Company believes that the Executive has mismanaged the business and affairs of the Company and the applicable cure period, if any, has passed in accordance with the last paragraph of this subsection 8(c);

(ii)

The Executive is convicted of a crime which affects or in the good faith judgment of the Board is likely to have a Material Adverse Effect (including without limitation the commission of a crime constituting embezzlement, misappropriation or fraud, and any felony other than a traffic violation for which a non-custodial penalty is imposed); or

(iii)

Any other willful and serious misconduct of the Executive or any material breach of this Agreement, that results in, or is likely in the good faith judgment of the Board to have, a Material Adverse Effect.

For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on the business, assets, liabilities (contingent or otherwise), operations, condition (financial or otherwise), results of operations or prospects of the Company, either individually or taken as a whole or any affiliate of the Company.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (i) reasonable written notice to the Executive setting forth the reasons for the Company’s intention to terminate for Cause, (ii) an opportunity for the Executive to be heard before the Board or, in the case of subsection 8(c)(i) or 8(c)(iii), to correct the matters complained of by the Company for a period of not less than thirty (30) days from receipt of such written notice if, in the good faith judgment of the Board such matter or matters may be cured, and (iii) delivery to the Executive of a Notice of Termination as defined in subsection 8(d).  If the Executive’s termination is sought under subsection 8(c)(i) or 8(c)(iii) hereof with respect to a matter the Board determines may be cured, and within thirty (30) days of receipt of the written notice the Executive performs the required services or modifies his performance to correct the matters complained of, the Executive’s breach will be deemed cured, and Executive’s employment shall not be terminated.  If the Executive does not perform the required services or modify his performance to correct the matter complained of within the thirty (30) day period or the extension thereof, the Company shall have the right to terminate the Executive’s employment at the end of the thirty (30) day period.

(d)

Notice of Termination.  Any termination of the Executive’s employment by the Company (other than in the event of death) shall be communicated by written Notice of Termination.  A “Notice of Termination” shall mean a notice which shall set forth in reasonable detail the basis for termination of the Executive’s employment under this Agreement.

(e)

Date of Termination.  In the case of death or Disability, “Date of Termination” shall mean the applicable dates set forth in subsections (a) and (b) of this Section 8 in which the death occurs or a Disability is determined after all required waiting periods.  If the Executive’s employment is terminated pursuant to subsection 8(c), the “Date of Termination” shall mean the date specified in the Notice of Termination (which shall not be before the date of such Notice of Termination and which date shall be determined after the required cure period pursuant to subsection 8(c) hereof).

(f)

Suspension of Duties.  At any time upon notice to the Executive following receipt by the Executive of any Notice of Termination, the Company may at its option suspend all or any of the Executive’s duties and powers for such periods and on such terms as the Board deems to be in the best interests of the Company (including without limitation forbidding the Executive from visiting any premises of the Company or any affiliate, removing all work of any kind from the Executive related to the Company, any affiliate or their respective business or affairs, requiring the return to the Company of any property, books, records and other matters belonging to the Company or any affiliate in the Executive’s control or possession (including computers, computer drives, credit or debit cards and similar instruments), removing from the Executive any titles held by the Executive at such time, and requiring his resignation as an officer of the Company).  During any such period as described above, this Agreement will remain in effect in accordance with its terms with respect to any payments of any sums, or the extension of any benefits, by the Company to the Executive, and with respect to any and all obligations of the Executive except as determined by the Board pursuant to the preceding sentence.

9.

Compensation Upon Termination or During Disability.

(a)

During any period that the Executive fails to perform his duties hereunder as a result of Disability, the Executive shall continue to receive his full compensation at the rate then in effect and his full employee benefits for such period until his employment is terminated pursuant to subsection 8(b), provided that salary payments so made shall be reduced by the amounts, if any, actually paid to the Executive under disability plans of the Company.

(b)

If the Executive’s employment is terminated by his death, the Company shall pay the beneficiary designated in writing by the Executive, or if no beneficiary is designated, to the Executive’s spouse, or if he leaves no spouse, to his estate, his full compensation at the rate then in effect and his full employee benefits through the Date of Termination.  The payment provided for in this subsection shall be payable within thirty (30) days of the date of the Executive’s death.

(c)

If the Executive’s employment shall be terminated for Cause, the Company shall pay to the Executive within thirty (30) days of the Date of Termination his full compensation and his full employee benefits through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

(d)

If the Executive or the Company shall terminate the Executive’s employment due to Disability, the Company shall pay to the Executive within thirty (30) days of the Date of Termination his full compensation and full employee benefits through the Date of Termination at the rate in effect at the time Notice of Termination is given.

10.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the country of Spain (without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction) and shall be treated in all respects as a Spanish contract.

11.

Successors; Binding Agreement.  The rights and obligations of a party to this agreement may not be assigned without the prior written consent of the other party.

12.

Notice.  Notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by personal service or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Ricard Prats

Av. Piera, 22

08107- MARTORELLES

BARCELONA

SPAIN

If to the Company:

Ocean Electric, Inc.

112 North Curry Street

Carson City, Nevada 89703

Attn: Secretary or Chief Financial officer

With a copy to:

Golenbock, Eiseman, Assor, Bell & Peskoe

437 Madison Avenue 40th Floor

New York, New York 10022

Attn: Andrew Hudders, Esq.

ahudders@golenbock.com

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.

Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company’s highest ranking elected official (other than Executive) or such other officer as may be specifically designated by the Board.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

14.

Construction; Language.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. This Agreement is written in the English language, which the Executive has indicated to the Company he fully comprehends, and therefore, English will govern the terms of this contract, and if there is any uncertainty between a Spanish translation hereof, the original English language will govern.

15.

Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement on the date first above written.

EMPLOYER:		EXECUTIVE:

Ocean Electric, Inc.

By:
Its:	Ricard Prats, CEO	Ricard Prats, an individual